UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 10, 2018

DS HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

______________

Florida	001-35763	20-8380461
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5379 Lyons Road, Coconut Creek, FL 33073

(Address of Principal Executive Office) (Zip Code)

(888) 404-7770

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

In a resolution of the Board of Directors on May 10, 2018, and by virtue of Article 4.06 of the Company's By-Laws, the Board granted restricted shares to the Directors in an amount reflected in the Directors’ forthcoming Form 3 filings.  By accepting shares in lieu of cash, the Board expressed its belief in the future of the company.  The board has taken on an enormous amount of work and responsibility to bring this company to profitability and bring back shareholder value. It rejects as false the claims by previous management in its press releases. Upon information and belief, the previous management intends to take the company private if it succeeds in its tender offer.

Because of a subsidiary's failure to live up to the Board approved Addendum to the Joint Venture of Feb. 2017, and the inability of the North American entity to raise investment capital due to the continued presence of former CEO Daniel Khesin as “Founder” in the parent DS Healthcare, the Board has decided to centralize operations by outsourcing its manufacturing and establishing a partnership for E-Commerce.  The E-commerce partner will pay all expenses involved with e-commerce including manufacturing, storage rent and E-commerce website and platform expenses and will give DS Healthcare half the profit.  DS Healthcare is also about to sign a well-financed distributor for exclusive distribution in North America.  DS Healthcare is also considering finding a new distributor in Europe as its present distributor has defaulted on its contract by failing to pay over USD200,000 it owes DS Healthcare for product.  DS also has information that that the Europe distributor may be engaging in improper cross-territorial sales.

The Board hopes that the reduction in expenses and the return of North American and E-commerce sales will improve cash flow significantly and head it toward solvency by the end of 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DS HEALTHCARE GROUP, INC.

Date: May 21, 2018	By:	/s/ Myron Lewis
Myron Lewis
Chairman of the Board